UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

ASTRATA GROUP INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32475	84-1408762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

940 South Coast Drive, Suite 215, Costa Mesa, California	92626-1776
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 641-1512

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

Astrata has entered into a joint venture agreement with PassTime™, a Colorado based company that provides code-based, wireless and GSM technologies used in high technology payment solutions for the finance industry (specifically with automotive sales and leasing) through-out North America.  PassTime has over 400,000 telematics devices installed in the United States.  These products range from basic ignition control systems for sub-prime auto payment assurance to advanced personal vehicle management units.  PassTime is deeply involved with all of the value chain partners that are integral to the deployment of wireless telematics systems including the sales channels, network operators and financing companies.

The new company will be 51% owned by Astrata and known as PassTime Telematics Inc., An Astrata Group Company (“PTT”).  The purpose of PTT is to facilitate and optimize Astrata’s entry into the North American telematics market.  PTT will distribute a combination of Astrata’s and PassTime’s technology through PassTime’s well established distribution network and offer substantially competitive solutions to North American customers.  The initial target markets for PTT are the quickly expanding U.S. Vehicle Fleet and Asset Tracking industry and  Home Land Security.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 3, 2008, Astrata announced the following organizational changes which management deemed required to appropriately manage Astrata’s newly announced entry into the North American markets and to maintain its growing customer base abroad:   Executive Chairman, Anthony Harrison will assume the role of Chairman and Chief Executive Officer.  Martin Euler will assume the position of President and Chief Operating Officer.  Henry Negron is appointed Chief Technology Officer.

ITEM 9.01.  Exhibits

NUMBER	EXHIBIT

99.1	Joint Venture agreement between PassTime Fleet, LLC and Astrata Group Incorporated dated December 3, 2008

99.2	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRATA GROUP INCORPORATED

Date: December 3, 2008	By:	/S/ ANTHONY J. HARRISON
Anthony J. Harrison
Executive Chairman and Chief Executive Officer